For Immediate Release

Averox Completes Previously Announced Forward Stock Split, Company to Change Symbol October 27, 2008

Novi, MI--October __, 2008--The Board of Directors of Averox Inc. (OTCBB:AVOX) today announced that it has effected a ten for one stock split effective October 27, 2008 and will , as of that date, trade under the symbol OTCBB:AVRI. The split was effected through an amendment to Averox's articles of incorporation in which each outstanding share of common stock is being converted into ten outstanding shares of Averox Common Stock. The authorized number of common shares of Averox has been correspondingly increased to 250,000,000 shares from 25,000,000 shares. The Company had 10 million shares of common stock outstanding prior to the split. As of October 27, it will have 100 million shares of common stock outstanding.

"We believe the increase in the number of shares outstanding in the public float resulting from the stock split will enable us to increase the market for our stock and will help us expand our shareholder base," said Mr. Salman Mahmood, AVOX President and CEO. We look forward to beginning to trade under our new symbol OTCBB:AVRI. Such a symbol change is standard after a stock split," he continued.

CONTACT:

Graham Hill / Ovais Mukhtar
Investor Relations
Averox Inc
39555 Orchard Hill Place
Suite 600 Crystal Glen Center
Novi, MI 48375 USA
Tel: ++ 44 7745837772
Fax: +1 248 348 5760
investors@averox.com

or

Trudy Self : Investor Relations
Tel: + 1 909 336 5685
tmself@aol.com

About Averox Inc. (www.averox.com)Averox Inc. (OTCBB:AVRI) is a publicly held independent provider of solutions and services in the domains of Telecommunication Engineering, Telecommunication OSS and BSS and Information Technology. Averox services include offshore product development, application management, project management, program management, telecommunications network deployment, management, optimization and maintenance for small, medium and large enterprises. Averox Inc. has two principal subsidiaries Averox Private Limited and Averox FZ-LLC.

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Averox management's current expectations and are subject to risks and uncertainties and changes in circumstances. All forward-looking statements included in this press release are based upon information available to Averox as of the date of the press release, and it assumes no obligation to update or alter its forward- looking statements whether as a result of new information, future events or otherwise. Further information on risks or other factors that could affect Averox' results of operations are detailed in the filings of Averox with the SEC.